FOR IMMEDIATE RELEASE

Stanley Works Updates Analysts and Investors

Stanley Also Reiterates FY08 Earnings Guidance

New Britain, Connecticut, February 21, 2008 ... At an update meeting in New York City today, John F. Lundgren, Chairman and Chief Executive Officer, and selected members of the corporate management team of The Stanley Works (NYSE: SWK) updated investors and analysts on the company’s growth strategies and key initiatives. Among the points emphasized were the following:

w The company’s recent portfolio transition has yielded a diversified portfolio of primarily industrial and commercial businesses that is much less dependent upon large U.S. retailers than just five years ago. 2007 aggregate sales to U.S. home centers and mass merchants were 17% of consolidated sales versus 40% just five years ago.

w The company’s 2007 performance, which differentiated it from historical building product company peers, was the direct result of such portfolio transition and included:

w 12% growth in revenues

w 26% increase in operating margin

w 15% growth in EPS

w 25% increase in EBITDA (earnings before interest, taxes, depreciation and amortization)

w 27% increase in free cash flow

w improvement in annual working capital turns from 4.5X to 5.1X

w The company’s capital allocation priorities include the continuation of its 131-year history of paying cash dividends, the maintenance of upper-tier investment grade debt ratings and the utilization of free cash flow after dividends for strategic acquisitions and opportunistic repurchases of Stanley shares.

w Management reported that major initiatives including brand support, emerging markets, development of strong value propositions, advancement of the Stanley Fulfillment System and global cost competitiveness are progressing well and facilitating growth.

Mr. Lundgren commented: “Today we updated Wall Street analysts and investors on the exciting growth, cost reduction and asset efficiency initiatives that represent the heart of our day-to-day efforts. We highlighted the Stanley Fulfillment System whose benefits began to show in the form of considerable inventory reductions and cash flow growth in 2007. Along with a solid long-term strategy, brand and new product vitality and continued execution, we are confident in the prospects for continued growth in the coming years.”

The company also reaffirmed full year 2008 earnings guidance provided on January 28, 2008:

w Organic sales growth ex-currency of approximately 0-1%.
w Earnings of $4.20-$4.40 per diluted share, an increase of 5-10% over $4.00 earned in 2007.
w A tax rate approximating 25%.
w Free cash flow of approximately $500 million, up 10% over 2007.

Management also reiterated its long-term objectives: 3-5% organic annual sales growth, approximately 10% total annual sales growth, mid-teens percentage annual EPS growth, free cash flow greater than or equal to net income and return on capital employed (ROCE) in the 12-15% range.

*******************************

“EBITDA” (earnings before interest, taxes, depreciation and amortization) is a non-GAAP measurement. Management believes it is important to the ability to determine the earnings power of the company and to properly value the company, due to current high levels of non-cash expenses related to recent acquisitions. A full reconciliation with the relevant GAAP measurement, net earnings, follows:

      ($ millions)                                                   2007   2006

                     Net earnings from continuing operations         $337   $291

                     Interest, net                                    80     65

                     Income tax expense                              115     76

                     Depreciation & amortization                     162    121
                                                                     ----   ----

                     EBITDA                                          $694   $553

Free cash flow is defined as cash flow from operations less capital investments; the company believes this is an important measure of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners. Free cash flow does not reflect, among other things, deductions for mandatory debt service, other borrowing activity, discretionary dividends on the company’s common stock and acquisitions. A reconciliation of free cash flow with the relevant GAAP measurement, net cash provided by operating activities, follows:

                                                            2007   2006

         Net cash provided by operating activities          $544   $439

         Less: capital expenditures                         (66)   (60)

         Less: capitalized software                         (21)   (20)

         Free cash flow                                     $457   $359

Operating margin is defined as sales less cost of sales less SG&A.  Management uses operating margin and its percentage of net sales as key measures to assess the performance of the company as a whole, as well as the related measures at the segment level.  A full reconciliation with the related GAAP measurement, income from operations, is below:

                                                 2007   2006

         Operating margin                        $634   $503

         Less: Other - net                        90     57

         Less: Restructuring charges              13     14

         Income from operations                  $531   $432

The Stanley Works, an S&P 500 company, is a worldwide supplier of consumer products, industrial tools and security solutions for professional, industrial and consumer use. More information about The Stanley Works can be found at http://www.stanleyworks.com.

Contact:	Gerry Gould, V. P. — Investor Relations (860) 827-3833 or ggould@stanleyworks.com

The Stanley Works corporate press releases are available on the company’s Internet web site at http://www.stanleyworks.com.

CAUTIONARY STATEMENTS

Under the Private Securities Litigation Reform Act of 1995

Statements in this press release, including but not limited to those regarding the Company’s ability to: (i) deliver organic sales growth (excluding currency) of flat to 1% in 2008; (ii) deliver 2008 earnings of $4.20 — $4.40 per fully diluted share; (iii) maintain a tax rate approximating the 25% range for 2008; (iv) deliver free cash flow of approximately $500 million in 2008; and (v) over the long term, to deliver (a) 3-5% organic annual sales growth, (b) approximately 10% total annual sales growth, (c) mid-teens percentage annual EPS, (d) free cash flow greater than or equal to net income, and (e) return on capital employed in the 12-15% range are “forward looking statements” and subject to risk and uncertainty.

The Company’s ability to deliver the results as described above (the “Results”) is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.

The Company’s ability to deliver the Results is dependent upon: (i) the Company’s ability to identify appropriate acquisition opportunities and to complete such acquisitions; (ii) the Company’s ability to successfully integrate HSM and other recent acquisitions, as well as future acquisitions, while limiting associated costs; (iii) the Company’s ability to successfully convert UK and Canadian operations to the HSM model; (iv) the Company’s ability to continue to deliver cost reductions and profit improvement in its Fastening Systems business; (v) the Company’s ability to minimize the costs to relocate equipment and inventory; (vi) the Company’s ability to complete the Fastening reorganization within the anticipated time frame; (vii) the success of the Company’s efforts to expand its tools and security businesses; (viii) the Company’s success at new product development and introduction; (ix) the success of the Company’s efforts to identify and develop new markets, including various countries in Asia; (x)  the success of the Company’s efforts to manage freight costs, steel and other commodity costs; (xi) the success of the Company’s efforts to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and other inflation increases; (xii) the Company’s ability to reduce its costs, increase its prices, change the manufacturing location of or find alternate sources for products made in China in order to mitigate the impacts of, among other things, (a) increases in the VAT rates applicable to products the Company makes or purchases in China, (b) an anti-dumping tariff recently imposed on certain nails imported from China, and (c) increases in labor costs in China; (xiii) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xiv) the Company’s ability to identify and effectively execute productivity improvements and cost reductions while minimizing any associated restructuring charges; (xv) the Company’s ability to obtain favorable settlement of routine tax audits; (xvi) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xvii) the continued ability of the Company to access credit markets under satisfactory terms; and (xviii) the Company’s ability to negotiate satisfactory payment terms under which the Company buys and sells goods, materials and products.

The Company’s ability to deliver the Results is also dependent upon: (i) the continued success of the Company’s marketing and sales efforts; (ii) the success of recruiting programs and other efforts to maintain or expand overall Mac Tools truck count versus prior years; (iii) the success of efforts to expand dealer and distributor networks in China and India; (iv) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (v) the ability to continue successfully managing risk and managing and defending claims and litigation; (vi) the Company’s ability to continue improvements in working capital; (vii) the success of the Company’s efforts to mitigate any cost increases generated by, for example, continued increases in the cost of energy or significant Chinese Renminbi or other currency appreciation; and (viii) the geographic distribution of the Company’s earnings.

The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; increasing competition; changes in trade, monetary, tax and fiscal policies and laws; inflation; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. economy; the extent to which North American markets associated with housing and general construction continue to deteriorate; down turns in European or Asian housing and construction markets; further tightening of credit markets; and the impact of events that cause or may cause disruption in the Company’s manufacturing, distribution and sales networks such as war, terrorist activities, political unrest and recessionary or expansive trends in the economies of the world in which the Company operates.

The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.